Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Lynne Franklin
Senior Vice President, Chief Financial Officer,	Wordsmith
Chief Information Officer and Corporate Secretary	847-729-5716
847-718-8020

FOR IMMEDIATE RELEASE

FRIDAY, July 10, 2009:

Material Sciences Reports First Quarter Fiscal 2010 Results

•	Continued Soft Automotive and Housing Markets Reduce Sales by 44 Percent

•	Cost Reductions, Restructuring Savings Put Expenses More in Line with Current Sales Levels

•	Progress Made on Product Introductions, Reaching New Markets

•	Strong Cash Flow and Five-Year Record Cash Position; No Long-term Debt

ELK GROVE VILLAGE, IL, July 10, 2009—Material Sciences Corporation (OTCBB: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced results for its first quarter ended May 31, 2009.

Net sales for the latest three months were $31.8 million compared with $57.2 million in the same period last year, off 44.3 percent. The $4.1 million net loss for most recent quarter, equal to $0.30 per common share, was higher than the loss of $1.6 million, equal to $0.11 per common share, a year ago.

Improving Operations in Difficult Markets

“As expected, we saw no improvements in the automotive and housing markets during our first quarter—and faced a comparison with a much stronger quarter a year ago,” said Clifford D. Nastas, chief executive officer. “In this difficult operating environment, our focus remained on improving the areas we can control. We hit cost reduction targets by cutting more discretionary spending: in cost of goods sold and operating expenses. We also are ahead of our plan for expected annual cost savings from last year’s restructurings. These activities helped us set a new, five year record for our cash balance and increase cash flows from operations from a year ago.”

Lower Sales More than Offset Operational Improvements

Sales of acoustical materials—mainly purchased by automotive manufacturers—were $15.2 million in the quarter, down 47.9 percent from $29.3 million at this time last year. Reduced production levels in the North American automotive market led to significantly lower sales of materials for body panels, engines and brakes.

Coated materials sales—primarily to appliance, building product and automotive customers—at $16.6 million compared with $27.9 million in the year-ago quarter, or down by 40.5 percent.

Material Sciences Corporation Announces First Quarter Results

Much of the reduction reflected softer automotive and building markets. However, $4.7 million of the difference resulted from no longer having the Morrisville facility, which was sold in the fourth quarter of fiscal 2009. These decreases were partially offset by a 12.1 percent increase in sales to the appliance and heating, ventilating and air conditioning (HVAC) market.

Gross profit for the most recent three months was $2.5 million, down 63.7 percent from $6.8 million for last year’s quarter. As a result, gross margin represented 7.7 percent of sales for the latest period, compared with 11.9 percent in the prior quarter. Lower product and scrap metal sales more than offset improvements in net operating efficiencies and reductions in quality-related costs.

Selling, general and administrative expenses (SG&A) were $6.7 million, off 35.7 percent from the prior-year quarter’s $10.4 million. The lower figure reflected a workforce reduction associated with restructurings done in the second half of fiscal 2009, lower levels of depreciation, and reduced operating costs associated with the European alliance. This meant that SG&A as a percentage of sales was 20.9 percent for the latest period compared with 18.1 percent at this time last year.

The quarterly loss from operations was $4.2 million versus $3.6 million for the year-ago quarter, a 17.9 percent increase. Other income for the latest three months was $0.2 million compared with $0.6 million, primarily due to lower income from currency translation gains. All of these factors combined to give the company a net loss of $4.1 million, equal to $0.30 per common share, compared with last year’s first quarter loss of $1.6 million, equal to $0.11 per common share.

Stronger Financial Condition

Net cash provided by operations during the first three months was $6.4 million in contrast to $4.4 million in the prior year, a 42.9 percent improvement. The latest quarter’s results reflected lower inventory levels, higher accounts payable, and income tax refunds. The company invested $0.3 million in capital improvement projects versus $1.6 million in last year’s first quarter.

The cash balance at May 31, 2009, was a five-year record $16.4 million, an increase of $5.6 million from the same date a year ago, and the company continued to have no long-term debt.

Automotive Revenues Protected; Focus on New Opportunities

“Two of our customers—General Motors and Chrysler—are involved in very large bankruptcy filings,” Nastas said. “However, none of Material Sciences’ receivables with these companies are at risk, and our company has seen no increases in bad debt expense.

“We continue to make progress introducing new products and reaching new markets. ElectroBrite® has been approved by a major OEM for use in a suite of kitchen appliances it plans to introduce next year. We also are exploring opportunities to supply additional laminated materials to our European partner. And while sales in the coming fiscal 2010 quarters will remain weak, we are positioning the company to capitalize on opportunities to grow as our markets improve,” Nastas concluded.

Conference Call

Material Sciences will host a conference call to share its first quarter results on Monday, July 13, at 8:00 a.m. Central Time. CEO Nastas and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s financial performance and answer questions from the financial community.

Material Sciences Corporation Announces First Quarter Results

The company invites interested investors to listen to the presentation, which will be carried live on Material Sciences’ Web site: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in this release: the recent unprecedented deterioration in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and new product introductions; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in the coil coating industry; shifts in the supply model for its products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the company’s ability to utilize net operating loss carryforwards; Material Sciences’ ability to maintain a stable liquidity trading environment for its common stock, traded on the over-the-counter bulletin board market; and other factors, risks and uncertainties identified in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission on May 14, 2009, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands, except per share data)	2009	2008

Net Sales	$31,827	$57,165
Cost of Sales	29,361	50,364

Gross Profit	2,466	6,801
Selling, General and Administrative Expenses	6,655	10,354

Loss from Operations	(4,189)	(3,553)

Other Income, Net:
Interest Income, Net	(71)	(74)
Equity in Results of Joint Venture	(36)	(81)
Other, Net	(43)	(490)

Total Other Income, Net	(150)	(645)

Loss from Operations Before Benefit for Income Taxes	(4,039)	(2,908)
Provision (Benefit) for Income Taxes	18	(1,336)

Net Loss	$(4,057)	$(1,572)

Basic Net Loss Per Share	$(0.30)	$(0.11)

Diluted Net Loss Per Share	$(0.30)	$(0.11)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Loss Per Share	13,339	13,856
Dilutive Shares	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,339	13,856

Outstanding Common Stock Options Having No Dilutive Effect	472	372

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	May 31, 2009	February 28, 2009

Assets:
Current Assets:
Cash and Cash Equivalents	$16,352	$10,664
Receivables, Less Reserves of $2,695 and $2,965, Respectively	12,938	13,297
Income Taxes Receivable	701	2,567
Prepaid Expenses	1,396	657
Inventories	20,742	24,657
Assets Held for Sale	3,275	3,329

Total Current Assets	55,404	55,171

Property, Plant and Equipment	171,064	170,010
Accumulated Depreciation	(124,751)	(122,264)

Net Property, Plant and Equipment	46,313	47,746

Other Assets:
Notes Receivable	4,072	4,363
Investment in Joint Venture	2,428	2,288
Other	431	471

Total Other Assets	6,931	7,122

Total Assets	$108,648	$110,039

Liabilities:
Current Liabilities:
Accounts Payable	$14,122	$10,442
Accrued Payroll Related Expenses	4,763	3,269
Accrued Expenses	5,437	8,284

Total Current Liabilities	24,322	21,995

Long-Term Liabilities:
Pension and Postretirement Liabilities	10,288	10,574
Other	3,246	3,250

Total Long-Term Liabilities	13,534	13,824

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	79,764	79,696
Treasury Stock at Cost	(56,520)	(56,146)
Retained Earnings	51,103	55,161
Accumulated Other Comprehensive Income	(3,935)	(4,871)

Total Shareowners’ Equity	70,792	74,220

Total Liabilities and Shareowners’ Equity	$108,648	$110,039

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands)	2009	2008

Cash Flows From:
Operating Activities:
Net Income (Loss)	$(4,057)	$(1,572)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	2,237	2,680
Change in Provision for Deferred Income Taxes	—	(1,705)
Compensatory Effect of Stock Plans	68	91
Foreign Currency Transaction Gain	—	(354)
(Gain) on Derivative Instruments	(107)	—
Other, Net	(36)	(81)
Changes in Assets and Liabilities:
Receivables	822	(1,116)
Income Taxes Receivable	1,866	303
Prepaid Expenses	(732)	(1,001)
Inventories	4,128	2,295
Accounts Payable	3,596	4,540
Accrued Expenses	(1,316)	(112)
Other, Net	(115)	479

Net Cash Provided by Operating Activities	6,354	4,447

Investing Activities:
Capital Expenditures	(345)	(1,639)
Proceeds from Sale of Marketable Securities	—	2,800

Net Cash Provided by (Used in) Investing Activities	(345)	1,161

Financing Activities:
Purchases of Treasury Stock	(374)	(2,706)

Net Cash Used in Financing Activities	(374)	(2,706)

Effect of Exchange Rate Changes on Cash	53	(14)

Net Increase (Decrease) in Cash	5,688	2,888
Cash and Cash Equivalents at Beginning of Period	10,664	7,913

Cash and Cash Equivalents at End of Period	$16,352	$10,801

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$84	$461

Supplemental Cash Flow Disclosures:
Interest Paid	$15	$26
Income Taxes Paid	$46	$8